FLIR Systems Reports Fourth Quarter and Full Year 2010 Financial Results

Revenue Up by 39%; Issues Revenue and EPS Outlook for 2011

PORTLAND, OR -- (Marketwire - February 09, 2011) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the fourth quarter ended December 31, 2010. Revenue was $434.4 million, up 39% compared to fourth quarter 2009 revenue of $311.6 million. Operating income in the fourth quarter was $100.6 million, up 12% from $89.9 million in the fourth quarter of 2009. Fourth quarter 2010 net income from continuing operations was $70.3 million, or $0.43 per diluted share, compared with net income of $60.3 million, or $0.38 per diluted share in the fourth quarter a year ago. Cash provided by operations in the fourth quarter was $45.5 million.

During the fourth quarter, the Company closed its acquisition of ICx Technologies, Inc., and the segment contributed $46.1 million of revenue and $2.1 million of operating income. ICx fourth quarter operating income was impacted by $5.2 million of expenses associated with acquisition-related intangibles and inventory amortization, as well as by $1.4 million in force reduction charges. Additionally, FLIR corporate expenses during the quarter were impacted by $2.2 million in costs associated with the acquisition of ICx. Several ICx entities are anticipated to be divested and have been classified as discontinued operations, with combined net losses during the quarter of $0.5 million.

Revenue during the quarter from the Company's Government Systems segment increased 1% from the fourth quarter of 2009, to $171.7 million. Revenue from the Company's Thermography segment increased 18% from the fourth quarter of 2009, to $100.0 million, driven by growth in the Asia Pacific region and strong sales of both value and mid-priced cameras. Revenue from Commercial Vision Systems increased 35% from the fourth quarter of last year, to $76.7 million, reflecting strong growth in cores and security products. Revenue from Raymarine was $40.0 million with operating income of $3.9 million.

For the full year, revenue was $1,385.3 million, up 21% compared to $1,147.1 million for the year ended December 31, 2009. Operating income for 2010 was $360.6 million, up 4% from $347.3 million in 2009. Net income from continuing operations for 2010 was $248.6 million, or $1.54 per diluted share, compared with 2009 net income of $230.2 million, or $1.45 per diluted share. Cash provided by operations during the year was $255.4 million.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $534 million at December 31, 2010, no change from the previous quarter, and a decrease of $29 million, or 5% compared with backlog at December 31, 2009. Backlog in the Government Systems segment was $325 million, down $61 million during the quarter, primarily due to delayed procurement by the U.S. government, offset by strong international orders. ICx backlog was $62 million as of December 31, 2010. Backlog in the Commercial Vision Systems division was $114 million, down $3 million during the quarter, while backlog in the Thermography division was $22 million, down $1 million during the quarter. Raymarine ended 2010 with $11 million in backlog of firm orders, an increase of $2 million during the quarter.

Revenue and Earnings Outlook for 2011

FLIR also announced today that it expects revenue in 2011 to be in the range of $1.63 billion to $1.73 billion, an increase of approximately 18% to 25% compared with 2010, and net income to be in the range of $1.65 to $1.75 per diluted share, an increase of approximately 7% to 14% compared to 2010.

"Each of our segments delivered growth in the fourth quarter, and 2010 finished as our tenth consecutive year of record revenue, operating income, and earnings per share. We intend to continue this success by relying on our commercial mindset, a strong innovation engine, our increasingly global customer base, our entrenched distribution channels, and a continually evolving line of leading products," noted Earl R. Lewis, President and CEO of FLIR. "Sustained superior financial performance while enabling a growing number of customers to benefit from the valuable information our sensors provide remains our driving goal."

Conference Call

FLIR has scheduled a conference call at 4:30 p.m. ET today (1:30 p.m. PT). A simultaneous webcast of the conference call may be accessed online from the Upcoming Events link at the Investor Relations page of www.FLIR.com. A replay will be available after 7:30 p.m. ET (4:30 p.m. PT) at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #38245030 after 7:30 p.m. ET.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2011" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                            FLIR SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                             Three Months Ended     Twelve Months Ended
                                December 31,            December 31,
                            --------------------  ------------------------
                              2010       2009         2010         2009
                            ---------  ---------  -----------  -----------

Revenue                     $ 434,373  $ 311,560  $ 1,385,301  $ 1,147,087
Cost of goods sold            202,547    135,511      622,690      488,558
                            ---------  ---------  -----------  -----------
    Gross profit              231,826    176,049      762,611      658,529

Operating expenses:
  Research and development     34,749     24,366      116,381       91,301
  Selling, general and
   administrative              96,450     61,742      285,658      219,941
                            ---------  ---------  -----------  -----------
    Total operating
     expenses                 131,199     86,108      402,039      311,242

    Earnings from
     operations               100,627     89,941      360,572      347,287

Interest expense                  411      1,139        2,884        6,882
Interest income                  (358)      (434)      (1,258)      (1,749)
Other (income) expense, net    (1,575)    (1,286)      (3,993)       1,761
                            ---------  ---------  -----------  -----------

    Earnings from
     continuing operations
     before income taxes      102,149     90,522      362,939      340,393

Income tax provision           31,840     30,269      114,326      110,180
                            ---------  ---------  -----------  -----------

    Earnings from
     continuing operations     70,309     60,253      248,613      230,213

Loss from discontinued
 operations, net of tax          (487)        --         (487)          --
                            ---------  ---------  -----------  -----------

    Net earnings            $  69,822  $  60,253  $   248,126  $   230,213
                            =========  =========  ===========  ===========

Basic earnings per share:
  Earnings from continuing
   operations               $    0.44  $    0.40  $      1.59  $      1.54
  Discontinued operations          --         --           --           --
                            ---------  ---------  -----------  -----------
     Basic earnings per
      share                 $    0.44  $    0.40  $      1.59  $      1.54
                            =========  =========  ===========  ===========

Diluted earnings per share:
  Earnings from continuing
   operations               $    0.43  $    0.38  $      1.54  $      1.45
  Discontinued operations          --         --           --           --
                            ---------  ---------  -----------  -----------
     Diluted earnings per
      share                 $    0.43  $    0.38  $      1.54  $      1.45
                            =========  =========  ===========  ===========

Weighted average shares
 outstanding:
  Basic                       158,867    152,163      156,141      149,405
                            =========  =========  ===========  ===========
  Diluted                     161,510    161,241      161,630      161,569
                            =========  =========  ===========  ===========

                            FLIR SYSTEMS, INC.

                        CONSOLIDATED BALANCE SHEETS
                        (In thousands)(Unaudited)

                                                December 31,  December 31,
                                                    2010          2009
                                                ------------- -------------
                      ASSETS

Current assets:
  Cash and cash equivalents                     $     193,137 $     422,047
  Accounts receivable, net                            339,723       234,974
  Inventories                                         303,156       216,500
  Prepaid expenses and other current assets            95,663        93,276
  Deferred income taxes, net                           23,128        13,231
                                                ------------- -------------
     Total current assets                             954,807       980,028

Property and equipment, net                           189,119       139,112
Deferred income taxes, net                             22,742         5,322
Goodwill                                              482,019       262,331
Intangible assets, net                                177,385        59,180
Other assets                                           31,280        48,571
                                                ------------- -------------
                                                $   1,857,352 $   1,494,544
                                                ============= =============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $      85,881 $      53,319
  Deferred revenue                                     17,867        20,986
  Accrued payroll and related liabilities              54,894        39,809
  Accrued product warranties                           15,711         9,438
  Advance payments from customers                      22,616         8,616
  Accrued expenses                                     36,578        25,941
  Other current liabilities                             8,186        13,273
  Accrued income taxes                                  8,218        15,504
                                                ------------- -------------
     Total current liabilities                        249,951       186,886

Long-term debt                                             --        57,991
Deferred income taxes                                  13,163         2,222
Accrued income taxes                                   19,793         4,550
Pension and other long-term liabilities                51,897        39,146

Commitments and contingencies

Shareholders' equity                                1,522,548     1,203,749
                                                ------------- -------------
                                                $   1,857,352 $   1,494,544
                                                ============= =============

Company Contact:
Shane Harrison
+1 503.498.3162
www.flir.com